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                                                               EXHIBIT 99.(H)(1)

             FUND ACCOUNTING AND ADMINISTRATION SERVICING AGREEMENT

This contract between Hotchkis and Wiley Funds, a Massachusetts business trust, hereinafter called the "Trust," and Merrill Lynch Asset Management, L.P. Fund Accounting, hereinafter called "Fund Accounting," is entered into as of this first day of July, 2000.

WITNESSETH:

      WHEREAS, the Trust is an open-end, management investment company which is registered under the Investment Company Act of 1940 and currently offers shares of ten portfolios (the "Funds");

      WHEREAS, Fund Accounting is in the business of providing, among other things, mutual fund accounting and administration services to investment companies;

      NOW, THEREFORE, the Trust and Fund Accounting do mutually promise and agree as follows:

      1. Services. Fund Accounting agrees to provide the following mutual fund accounting and administration services to the Trust for each Fund:

            A.    Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date plus one (T+1) basis or otherwise as mutually agreed by the parties using security trade information communicated from the investment adviser on a timely basis.

                  (2) For each valuation date, obtain prices in accordance with the valuation guidelines adopted by the Trust's Board of Trustees.

                  (3) Maintain interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as to short- or long-term status; account for periodic distributions of net capital gains to shareholders and maintain undistributed gain or loss balances as of each valuation date.

            B.    Expense Accrual and Payment Services:

                  (1) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail as directed by the Trust.

                  (2) Coordinate payment of Fund expenses upon receipt of written authorization as directed by the investment adviser and monitor expense accruals



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            and payments reporting.

            C.    Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

                  (2) Apply equalization accounting for a Fund if directed by the Trust.

                  (3) Determine net investment income (earnings) for the Funds as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (4)   Maintain a general ledger for each of the Funds.

                  (5) For each day the Trust is open for business as described in the prospectus, determine the net asset value of each Fund according to the accounting policies and procedures set forth in the prospectus and in the valuation guidelines adopted by the Trust's Board of Trustees.

                  (6) Calculate per share net asset value and other per share amounts reflective of Fund operations at such time as is required by the nature and characteristics of the Funds.

                  (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                  (8) Maintain appropriate documents supporting month-end ledger balances.

            D.    Tax Accounting and Reporting Services:

                  (1) Maintain tax accounting records for the investment portfolios of the Trust to support the tax reporting required for IRS-defined regulated investment companies.

                  (2)   Maintain tax lot detail for the investment portfolios.

                  (3) Calculate taxable gain/loss on security sales using the tax cost basis for each Fund.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.



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                  (5)   Monitor each Fund's status as a regulated investment
            company under Subchapter M through a review of (a) asset diversification requirements, (b) qualifying income requirements and
            (c) distribution requirements.

                  (6) Tax reporting: (a) calculate U.S. government interest for state exclusion, (b) file Form 1099 Miscellaneous for payments to Trustees and service providers, (c) monitor wash sale losses and
            (d) calculate eligible dividend income for corporate shareholders.

            E.    Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund accounting records available to the Trust, the Securities and Exchange Commission and the Trust's outside auditors.

                  (2) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

                  (3) Coordinate independent Fund audits and prepare necessary audit schedules.

                  (4) Prepare and file with the appropriate state securities authorities all necessary notice filings to enable each Fund to make a continuous offering of its shares, and monitor and maintain registrations in each state.

                  (5) SEC Registration and Financial Reporting: (a) prepare, file and distribute annual and semiannual reports, (b) prepare and file Form N-SAR and (c) assist Trust in updating prospectuses and Statements of Additional Information.

            F.    General Fund Management Services:

                  (1) To the extent designated by the investment adviser, act as liaison among Trust service providers.

                  (2) Compile information on Fund expenses in connection with annual review of investment advisory contracts.

      2. Changes in Accounting Procedures. Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be applied with respect to Fund Accounting's practices.

      3. Changes in Equipment, Systems, Service, Etc. Fund Accounting reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.



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      4.    Compensation. The Trust will reimburse Fund Accounting for its costs in providing accounting and administration services to the Funds.

      5. Performance of Services. Fund Accounting shall exercise reasonable care in the performance of its duties under the Agreement. The Trust agrees to reimburse and make Fund Accounting whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with its actions under this Agreement so long as Fund Accounting acts in good faith and is not negligent or guilty of any willful misconduct.

      6. Ownership of Records. All records prepared or maintained by Fund Accounting on behalf of the Trust remain the property of the Trust and will be surrendered promptly on the written request of an authorized officer of the Trust.

      7. Confidentiality. Fund Accounting shall handle in confidence all information relating to the Trust's business which is received by Fund Accounting during the course of rendering any service hereunder.

      8. Notification of Error. The Trust will notify Fund Accounting of any balancing or control error caused by Fund Accounting within three (3) business days after receipt of any reports rendered by Fund Accounting to the Trust disclosing any such error, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder disclosing any such error.

      9. Additional Series. In the event that the Trust establishes additional series of share, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by Fund Accounting on a discrete basis.

      10. Term of Agreement. This Agreement may be terminated by either party upon giving sixty (60) days' prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

      11. Duties in the Event of Termination. In the event that in connection with termination a successor to any of Fund Accounting's duties or responsibilities hereunder is designated by the Trust by written notice to Fund Accounting, Fund Accounting will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by Fund Accounting under this Agreement in a form reasonably acceptable to the Trust and will cooperate in the transfer of such duties and responsibilities, including assisting such successor in establishing books, records and other data.

      12. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New York.



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      13.   Enforcement of Claims. The name "Hotchkis and Wiley Funds" is the designation of the Trustees under a Declaration of Trust, and Fund Accounting acknowledges that all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of claims against the Trust, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.

      IN WITNESS WHEREOF, the due execution hereof on the date first above written.


                                          HOTCHKIS AND WILEY FUNDS


                                          By: /s/ NANCY CELICK
                                             ________________________________
                                                  Nancy Celick
                                                  President


                                          MERRILL LYNCH ASSET
                                          MANAGEMENT, L.P.


                                          By: /s/ DONALD C. BURKE
                                             ________________________________

                                          Title: EVP
                                                 ____________________________



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